Exhibit 99.1

Contact:                 Darris Gringeri
DIRECTV, Inc.
(212) 205-0882

Lorrie Norrington Appointed to
DIRECTV Board of Directors

EL SEGUNDO, Calif., Feb. 11, 2011 – DIRECTV, the world’s most popular video service, announced that Lorrie Norrington has joined its Board of Directors, effective February 10, 2011.
Ms. Norrington, who is currently a private investor, held various positions at eBay Inc., from 2005-2010.  She started as President of eBay International in Europe and Asia-Pacific and then took on the position of President of Global Operations, and later President of eBay Marketplaces before stepping down in September 2010.  Ms. Norrington previously served as CEO of Shopping.com Inc., an online shopping comparison site acquired by eBay in 2005.
Prior to eBay, Ms. Norrington was an officer at Intuit where she led the Quicken and QuickBooks brands and later became an Executive Vice President in the Office of the CEO.  She also led a variety of businesses at General Electric Company over a twenty-year period in a broad range of industries, including her last position as an officer of GE and CEO of GE FANUC.
 “I’m delighted that Lorrie has joined our board, and we’re looking forward to benefitting from her breadth of experience in growing and scaling global technology businesses, driving operational excellence and motivating large organizations across a broad range of disciplines,” said Mike White, chairman, president and CEO of DIRECTV.  “Her consummate leadership skills combined with her vast experience in technology and product development will be invaluable to the Company as we continue to grow and evolve.”
Ms. Norrington has an MBA from the Harvard Business School and a BS degree from the University of Maryland.   She also serves on the Board of McAfee, Inc.

About DIRECTV:
DIRECTV (NASDAQ: DTV) is the world’s most popular video service delivering state-of-the-art technology, unmatched programming, the most comprehensive sports packages available and industry leading customer service to its 27.6 million customers in the U.S. and Latin America.  In the U.S., DIRECTV offers its 19.1 million customers access to over 160 HD channels and  Dolby-Digital® 5.1 theater-quality sound (when available), access to exclusive sports programming such as NFL SUNDAY TICKET™, award winning technology like its DIRECTV® DVR Scheduler and higher customer satisfaction than the leading cable companies for ten years running.  DIRECTV Latin America, through its subsidiaries and affiliated companies in Brazil, Mexico, Argentina, Venezuela, Colombia, and other Latin American countries, leads the pay-TV category in technology, programming and service, delivering an unrivaled digital television experience to 8.5 million customers.  DIRECTV sports and entertainment properties include three Regional Sports Networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent interest in Game Show Network.  For the most up-to-date information on DIRECTV, please call 1-800-DIRECTV or visit directv.com
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